EXHIBIT 10.6





   ________________________________________________________________________



                           LOAN AND SECURITY AGREEMENT
                                by and between
                           CALIFORNIA AMPLIFIER, INC.
                                      and
                          U.S. BANK NATIONAL ASSOCIATION
                             DATED AS OF MAY 2, 2002


   ________________________________________________________________________

                             TABLE OF CONTENTS
                                                                   Page(s)
1.    DEFINITIONS AND CONSTRUCTION.......................................1
      1.1   Definitions..................................................1
      1.2   Accounting Terms............................................13
      1.3   Code........................................................13
      1.4   Construction................................................13
      1.5   Schedules and Exhibits......................................14

2.    LOAN AND TERMS OF PAYMENT.........................................14
      2.1   Revolving Advances..........................................14
      2.2   Term Loans..................................................14
      2.3   Letters of Credit...........................................15
      2.4   Interest Rates, Letter of
             Credit Fees, Payments, and Calculations....................17
      2.5   Crediting Payments; Application of Collections..............18
      2.6   Designated Account..........................................19
      2.7   Maintenance of Loan Account; Statements of Obligations......19
      2.8   Fees........................................................19
      2.9   LIBOR Option................................................20
      2.10   Overadvances...............................................21

3.    CONDITIONS; TERM OF AGREEMENT.....................................22
      3.1   Conditions Precedent to the
             Initial Advance and Term Loan B............................22
      3.2   Conditions Precedent to all Advances........................23
      3.3   Condition Subsequent........................................23
      3.4   Term........................................................24
      3.5   Effect of Termination.......................................24
      3.6   Early Termination by Borrower...............................24

4.    CREATION OF SECURITY INTEREST.....................................24
      4.1   Grant of Security Interest..................................24
      4.2   Negotiable Collateral.......................................24
      4.3   Collection of Accounts, General Intangibles,
             and Negotiable Collateral..................................24
      4.4   Delivery of Additional Documentation Required...............25
      4.5   Power of Attorney...........................................25
      4.6   Right to Inspect............................................25
      4.7   Control Agreements..........................................25

5.    REPRESENTATIONS AND WARRANTIES....................................25
      5.1   No Encumbrances.............................................26
      5.2   Equipment...................................................26
      5.3   Location of Inventory and Equipment.........................26
      5.4   Inventory Records...........................................26
      5.5   Location of Chief Executive Office; FEIN....................26
      5.6   Due Organization and Qualification; Subsidiaries............26
      5.7   Due Authorization; No Conflict..............................26
      5.8   Litigation..................................................27
      5.9   No Material Adverse Change..................................27
      5.10  Solvency....................................................27
      5.11  Employee Benefits...........................................27
      5.12  Environmental Condition.....................................28
      5.13  Intellectual Property.......................................28
      5.14  Leases......................................................28
      5.15  Complete Disclosure.........................................28
      5.16  Indebtedness................................................28
      5.17  DDAs........................................................28

6.    AFFIRMATIVE COVENANTS.............................................29
      6.1   Accounting System...........................................29
      6.2   Collateral Reporting........................................29
      6.3   Financial Statements, Reports, Certificates.................29
      6.4   [Intentionally Omitted].....................................30
      6.5   Title to Equipment..........................................30
      6.6   Maintenance of Equipment....................................30
      6.7   Taxes.......................................................30
      6.8   Insurance...................................................30
      6.9   No Setoffs or Counterclaims.................................32
      6.10  Location of Inventory and Equipment.........................32
      6.11  Compliance with Laws........................................32
      6.12  Employee Benefits...........................................32
      6.13  Leases......................................................32
      6.14  Environmental...............................................33

7.    NEGATIVE COVENANTS................................................33
      7.1   Indebtedness................................................33
      7.2   Liens.......................................................34
      7.3   Restrictions on Fundamental Changes.........................34
      7.4   Disposal of Assets..........................................34
      7.5   Change Name.................................................34
      7.6   Guarantee...................................................34
      7.7   Nature of Business..........................................34
      7.8   Prepayments and Amendments..................................34
      7.9   Change of Control...........................................34
      7.10  Consignments................................................34
      7.11  Distributions...............................................35
      7.12  Accounting Methods..........................................35
      7.13  Investments.................................................35
      7.14  Transactions with Affiliates................................35
      7.15  Suspension..................................................35
      7.16  Deposit Accounts and Securities Accounts....................35
      7.17  Use of Proceeds.............................................35
      7.18  Change in Location of Chief Executive Office;
             Inventory and Equipment with Bailees.......................36
      7.19  No Prohibited Transactions Under ERISA......................36
      7.20  Financial Covenants.........................................36

8.    EVENTS OF DEFAULT.................................................37
      8.1   Events of Default...........................................37
      8.2   No Advances During Cure Period..............................38

9.    BANK'S RIGHTS AND REMEDIES........................................38
      9.1   Rights and Remedies.........................................38
      9.2   Remedies Cumulative.........................................40

10.   TAXES AND EXPENSES................................................40

11.   WAIVERS; INDEMNIFICATION..........................................41
      11.1  Demand; Protest; etc........................................41
      11.2  Bank's Liability for Collateral.............................41
      11.3  Indemnification.............................................41

12.   NOTICES...........................................................41

13.   CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER........................42

14.   DESTRUCTION OF BORROWER'S DOCUMENTS...............................43

15.   GENERAL PROVISIONS................................................43
      15.1  Effectiveness...............................................43
      15.2  Successors and Assigns......................................43
      15.3  Section Headings............................................43
      15.4  Interpretation..............................................43
      15.5  Severability of Provisions..................................43
      15.6  Amendments in Writing.......................................43


15.7  Counterparts; Telefacsimile Execution.............................44
      15.8  Revival and Reinstatement of Obligations....................44
      15.9  Integration.................................................45




SCHEDULES AND EXHIBITS

Schedule A-1         Authorized Persons
Schedule P-1         Permitted Liens
Schedule R-1         Real Property Collateral
Schedule 5.6         Subsidiaries
Schedule 5.8         Litigation
Schedule 5.11         ERISA Benefit Plans
Schedule 5.12         Environmental Condition
Schedule 5.13         Intellectual Property
Schedule 5.16         Indebtedness
Schedule 5.17         DDAs
Schedule 6.10         Location of Inventory and Equipment
Schedule 7.14         Transactions with Affiliates

Exhibit C-1         Form of Compliance Certificate
Exhibit L-1         Form of LIBOR Notice

                         LOAN AND SECURITY AGREEMENT


THIS LOAN AND SECURITY AGREEMENT (this "Agreement"), is entered into as of May 2, 2002, between U.S. BANK NATIONAL ASSOCIATION ("Bank") with a place of business located at 15910 Ventura Boulevard, Suite 1712, Encino, California 91436 and CALIFORNIA AMPLIFIER, INC., a Delaware corporation ("Borrower"), with its chief executive office located at 460 Calle San Pablo, Camarillo, California 93012.

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

   1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

   "Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of, an Account.

   "Accounts" means all currently existing and hereafter arising accounts (as that term is defined from time to time in the Code), contract rights, and all other forms of obligations owing to Borrower, and any and all credit insurance, guaranties, or security therefor.

   "Advances" has the meaning set forth in Section 2.1(a).

   "Affiliate" means, as applied to any Person, any other Person who directly or indirectly controls, is controlled by, is under common control with or is a director or officer of such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to vote 10% or more of the securities having ordinary voting power for the election of directors or the direct or indirect power to direct the management and policies of a Person.

   "Agreement" has the meaning set forth in the preamble hereto.

   "Authorized Person" means any officer or other employee of Borrower listed on Schedule A-1, as amended from time to time.

   "Bank" has the meaning set forth in the preamble to this Agreement.

   "Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. Sec. 101 et seq.), as amended, and any successor statute.

   "Bank Expenses" means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or incurred by Bank, (b) fees or charges paid or incurred by Bank in connection with the Bank's transactions with Borrower, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Bank in the disbursement of funds to or for the account of Borrower (by wire transfer or otherwise), (d) charges paid or incurred by Bank resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by Bank to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) subject to Section 2.8(c), audit fees and expenses of Bank related to audit examinations of the Borrower's Books, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Bank in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Bank's relationship with Borrower, (h) Bank's reasonable fees and expenses (including reasonable attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, or amending the Loan Documents, and (i) Bank's reasonable fees and expenses (including reasonable attorneys fees) incurred in terminating, enforcing (including reasonable attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

   "Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which Borrower, any Subsidiary of Borrower, or any ERISA Affiliate has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

   "Board of Directors" means the board of directors (or comparable managers) of Borrower or any committee thereof duly authorized to act on behalf thereof.

   "Borrower" has the meaning set forth in the preamble to this Agreement.

   "Borrower's Books" means all of Borrower's books and records including: ledgers; records indicating, summarizing, or evidencing Borrower's properties or assets (including the Collateral) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.

   "Business Day" means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term "Business Day" also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

   "Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody's, (c) commercial paper maturing no more than 1 year from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 or P-1, or better, from S&P or Moody's, (d) certificates of deposit or bankers' acceptances maturing within 1 year from the date of acquisition thereof either (i) issued by any bank organized under the laws of the United States or any state thereof which bank has a rating of A or A2, or better, from S&P or Moody's, or (ii) certificates of deposit less than or equal to $100,000 in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation, and (e) money market mutual funds that invest primarily in the foregoing.

   "Change of Control" means (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30%, or more, of the Stock of Borrower having the right to vote for the election of members of the Board of Directors, or (b) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (c) any Borrower ceases to directly own and control 100% of the outstanding capital Stock of each of its Subsidiaries extant as of the Closing Date.

   "Closing Date" means the date of the making of the initial Advance or other extension of credit hereunder.

   "Code" means the California Uniform Commercial Code as it may be amended from time to time.

   "Collateral" means each of the following:
(a) the Accounts,
(b) the Borrower's Books,
(c) the Equipment,
(d) the General Intangibles,
(e) the Inventory,
(f) the Investment Property,
(g) the Negotiable Collateral,
(h) the Real Property Collateral,
(i) any money, or other assets of Borrower that now or hereafter come into the possession, custody, or control of Bank, and
(j) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Borrower's Books, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

   "Collateral Access Agreement" means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgment agreement of any warehouseman, processor, lessor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, in each case, in form and substance satisfactory to Bank.

   "Collections" means all cash, checks, notes, instruments, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds of Borrower).

   "Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 and delivered by the chief accounting officer of Borrower to Bank.

   "Continuing Director" means (a) any member of the Board of Directors who was a director (or comparable manager) of Borrower on the Closing Date, and
(b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Borrower (as such terms are used in Rule 14a-11 under the Exchange Act) and whose initial assumption of office resulted from such contest or the settlement thereof.

   "Control Agreements" means one or more account control agreements among Bank, Borrower and a bank (or other depository institution) where Borrower maintains a deposit account, a securities intermediary with respect to a Securities Account of Borrower or a bailee with respect to any bailed property of Borrower.

   "Current Assets" means, as of any date of determination, the aggregate amount of all current assets of Borrower that would, in accordance with GAAP, be classified on a balance sheet as current assets.

   "Current Liabilities" means, as of any date of determination, the aggregate amount of all current liabilities of Borrower that would, in accordance with GAAP, be classified on a balance sheet as current liabilities.

   "Current Ratio" means, as of the end of the most recently concluded fiscal quarter of Borrower, the ratio of (i) the Current Assets of Borrower as of the last day of such fiscal quarter, to (ii) the Current Liabilities of Borrower as of the last day of such fiscal quarter.

   "Daily Balance" means, with respect to each day during the term of this Agreement, the amount of an Obligation owed at the end of such day.

   "DDA" means any checking or other demand deposit account maintained by any Borrower including, without limitation, the Designated Account.

   "Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

   "Designated Account" means account number 153491933286 of Borrower maintained with Bank.

   "Disbursement Letter" means an instructional letter executed and delivered by Borrower to Bank regarding the extensions of credit to be made on the Closing Date, the form and substance of which shall be satisfactory to Bank.

   "Dollars or $" means United States dollars.

   "EBITDA" means, with respect to any fiscal period, Borrower's consolidated net earnings (or loss), minus extraordinary gains, minus interest and other investment income, plus extraordinary losses, plus interest expense, income taxes, and depreciation and amortization for such period, as all of the foregoing are determined in accordance with GAAP.

   "Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, and
(c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000.

   "Environmental Actions" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of Borrower or any predecessor in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower or any predecessor in interest.

   "Environmental Law" means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on Borrower, relating to the environment, employee health and safety, or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 USC Sec. 1251 et seq; the Toxic Substances Control Act,
15 USC, Sec. 2601 et seq; the Clean Air Act, 42 USC Sec. 7401 et seq.; the Safe Drinking Water Act, 42 USC. Sec. 3803 et seq.; the Oil Pollution Act of 1990, 33 USC. Sec. 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC. Sec. 11001 et seq.; the Hazardous Material Transportation Act, 49 USC Sec. 1801 et seq.; and the Occupational Safety and Health Act, 29 USC. Sec.651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

   "Environmental Liabilities and Costs" means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

   "Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

   "Equipment" means all of Borrower's present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including, (a) any assets acquired by Borrower with the proceeds of loans made to Borrower under this Agreement, (b) any interest of Borrower in any of the foregoing, and (c) all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

   "ERISA" means the Employee Retirement Income Security Act of 1974, 29 U.S.C. Sec. 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

   "ERISA Affiliate" means (a) any corporation subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of
Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any party subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

   "ERISA Event" means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of Borrower, any of its Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which it was a

   "substantial employer" (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any Plan under Section 401(a)(29) of the IRC by Borrower or its Subsidiaries or any of their ERISA Affiliates.

   "Event of Default" has the meaning set forth in Section 8.

   "Excess Cash Flow" means as of the end of each fiscal year of Borrower, the amount equal to EBITDA for such fiscal year, minus all unfinanced capital expenditures during such period, minus all taxes paid during such period, minus the aggregate amount of all principal payments due and payable in respect of long term debt by Borrower during such period, minus all interest payments due and payable by Borrower during such period.

   "Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.

   "FEIN" means Federal Employer Identification Number.

   "Fixed Charge Coverage Ratio" means, as of the end of the most recently concluded fiscal quarter of Borrower, the ratio of (i) EBITDA for the fiscal year to date annualized for the balance of the then current fiscal year, minus all taxes paid during such period, minus all distributions to shareholders made during such period, plus all shareholder investments in Borrower (whether in the form of Subordinated Debt, capital contributions or otherwise) during such period, minus unfinanced capital expenditures made during such period; to (ii) the aggregate amount of all principal payments due and payable in respect of long term debt by Borrower during such period, plus all interest payments due and payable by Borrower during such period.

   "Funding Losses" has the meaning set forth in Section 2.9(b)(ii).

   "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

   "General Intangibles" means all of Borrower's present and future general intangibles (as that term is defined from time to time in the Code), payment intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, software, computer programs, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral.

   "Governing Documents" means the certificate or articles of incorporation, by-laws, or other organizational or governing documents of any Person.

   "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

   "Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

   "Indebtedness" means: (a) all obligations of Borrower for borrowed money, (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of Borrower under capital leases, (d) all obligations or liabilities of others secured by a Lien on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed,
(e) all obligations of Borrower for the deferred purchase price of assets (other than trade debt incurred in the ordinary course of a Borrower's business and repayable in accordance with customary trade practices), and
(f) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

   "Indemnified Liabilities" has the meaning set forth in Section 11.3.

   "Indemnified Person" has the meaning set forth in Section 11.3.

   "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

   "Intangible Assets" means, with respect to any Person, that portion of the book value of all of such Person's assets that would be treated as intangibles under GAAP.

   "Intellectual Property Security Agreement" means an intellectual property security agreement executed and delivered by Borrower and Bank, the form and substance of which is reasonably satisfactory to Bank.

   "Interest Differential" has the meaning set forth in Section 2.4(a).

   "Interest Period" means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan and ending 1 or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1 or 3 months after the date on which the Interest Period began, as applicable, and (e) Borrower may not elect an Interest Period which will end after the Maturity Date.

   "Inventory" means all present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located.

   "Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising from the sale of goods or rendition of services in the ordinary course of business consistent with past practice), purchases or other acquisitions for consideration of Indebtedness or Stock, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

   "Investment Property" means all of Borrower's presently existing and hereafter acquired or arising investment property (as that term is defined from time to time in the Code) and any and all supporting obligations in respect thereof.

   "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

"L/C Disbursement" means a payment made by the Bank pursuant to a Letter of Credit.

   "Letter of Credit" has the meaning set forth in Section 2.3(a).

   "Letter of Credit Usage" means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus 100% of the amount of outstanding time drafts accepted by the Bank in connection with Letters of Credit.

   "Leverage Ratio" means, as of the end of the most recently concluded fiscal quarter of Borrower, the ratio of (i) all liabilities of Borrower, minus Subordinated Debt, to (ii) the Tangible Net Worth as of the last day of such fiscal quarter.

   "LIBOR Deadline" has the meaning set forth in Section 2.9(b)(i).

   "LIBOR Notice" means a written notice in the form of Exhibit L-1.

   "LIBOR Rate" has the meaning set forth in Section 2.4(a).

   "LIBOR Rate Loan" means each portion of an Advance, Term Loan A or Term Loan B that bears interest at a rate determined by reference to the LIBOR Rate.

   "Lien" means any interest in property securing an obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes.

   "Loan Account" has the meaning set forth in Section 2.7.

   "Loan Documents" means this Agreement, the Revolver Note, the Term Note A, the Term Note B, the Intellectual Property Security Agreement, the Mortgages, the Disbursement Letter, Account Control Agreements (if any), any note or notes executed by Borrower and payable to Bank, and any other agreement entered into, now or in the future, between Bank and Borrower or a subordinating creditor in connection with this Agreement.

   "Material Adverse Change" means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, (b) the material impairment of Borrower's ability to perform its obligations under the Loan Documents to which it is a party or of Bank's ability to enforce the Obligations or realize upon the Collateral, (c) a material adverse effect on the value of the Collateral or the amount that Bank would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, or (d) a material impairment of the priority of Bank's Liens with respect to the Collateral.

   "Maximum Revolving Amount" means $13,000,000.

   "Money Markets" has the meaning set forth in Section 2.4(a).

   "Mortgages" means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Borrower in favor of Bank, in form and substance satisfactory to Bank, that encumber the Real Property Collateral and the related improvements thereto.

   "Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which Borrower, any of its Subsidiaries, or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.

   "Negotiable Collateral" means all of Borrower's present and future letters of credit, letter of credit rights, notes, drafts, instruments, Investment Property, securities (including the shares of stock of Subsidiaries of Borrower), documents, personal property leases (wherein Borrower is the lessor), and chattel paper, and any and all supporting obligations in respect thereof.

   "Obligations" means all loans (including the Term Loans), Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrower's Loan Account pursuant hereto), obligations, fees, charges, costs, Bank Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrower to Bank pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Bank Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

   "Overadvance" has the meaning set forth in Section 2.10.

   "Participant" means any Person to which Bank has sold a participation interest in its rights under the Loan Documents.

   "PBGC" means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

   "Permitted Discretion" means a determination made in good faith and in the exercise of reasonable business judgment consistent with the historical business practices of Bank.

   "Permitted Dispositions" means (a) sales or other dispositions by Borrower of any Equipment that is substantially worn, damaged, or obsolete in the ordinary course of the Borrower's business, (b) sales by Borrower of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents by Borrower in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, and
(d) the licensing by Borrower, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of Borrower's business.

   "Permitted Investments" means (a) investments in Cash Equivalents, (b) investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, and (d) acquisitions made by Borrower where sole consideration tendered by Borrower is common stock of Borrower (subject to limitations on Change in Control contained in this Agreement).

   "Permitted Liens" means (a) Liens held by Bank, (b) Liens for unpaid taxes that either (i) are not yet delinquent or (ii) are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases and purchase money security interests so long as the Lien only attaches to the asset purchased or acquired and only secures the purchase price of the asset, (e) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet due and payable, or (ii) are the subject of Permitted Protests, (f) Liens arising from deposits made in connection with obtaining worker's compensation or other unemployment insurance, (g) Liens or deposits to secure performance of bids, tenders, or leases (to the extent permitted under this Agreement), incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, (h) Liens arising by reason of security for surety or appeal bonds in the ordinary course of business of Borrower, (i) Liens of or resulting from any judgment or award that would not cause a Material Adverse Change and as to which the time for the appeal or petition for rehearing of which has not yet expired, or in respect of which Borrower is in good faith prosecuting an appeal or proceeding for a review, and in respect of which a stay of execution pending such appeal or proceeding for review has been secured, (j) Liens with respect to the Real Property Collateral that are exceptions to the commitments for title insurance issued in connection with the Mortgages, as accepted by Bank, and (k) licenses and sublicenses which constitute Permitted Dispositions and leases or subleases granted to other Persons in the ordinary course of Borrower's business.

   "Permitted Protest" means the right of Borrower to protest any Lien (other than any such Lien that secures the Obligations), tax (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the books of Borrower in such amount as is required by GAAP, (b) any such protest is instituted and diligently prosecuted by Borrower in good faith, and (c) Bank is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Liens of Bank in and to the Collateral.

   "Person" means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

   "Personal Property Collateral" means all Collateral other than Real
Property.

   "Plan" means any employee benefit plan, program, or arrangement maintained or contributed to by Borrower or with respect to which it may incur liability.

   "Prime Rate" means the prime rate of interest announced from time to time by Bank.

   "Prime Rate Loan" means any Advance, Term Loan A or Term Loan B (or any portion thereof) made or outstanding hereunder during any period when interest on such Advance, Term Loan A or Term Loan B (or portion thereof) is payable based on the Prime Rate.

   "Projections" means forecasted: (a) balance sheets of Borrower; (b) profit and loss statements of Borrower; and (c) cash flow statements of Borrower; all in form, scope and substance, including underlying assumptions, if any, and otherwise consistent with the historical financial statements of Borrower previously delivered to Bank.

   "Purchase Agreement" means that Asset Purchase Agreement, dated April 5, 2002, among Borrower, Kaul-Tronics, Inc., a Wisconsin corporation ("KTI"), New Greenbriar Products, Inc., a Wisconsin corporation ("NGP"), Interactive Technologies International, LLC, a Wisconsin limited liability company ("ITI", together with KTI and NGP, the "Sellers"), and certain shareholders and members of the Sellers.

   "Purchase Agreement Assignment" means that certain Collateral Assignment of Rights Under Asset Purchase Agreement, of even date herewith, between Borrower and Bank.

   "Real Property Collateral" means the parcel or parcels of Real Property identified on Schedule R-1 and any Real Property hereafter acquired by Borrower.

   "Record" means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

   "Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or
(d) conduct any other actions authorized by 42 USC Sec. 9601.

   "Reportable Event" means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations.

   "Reserve Percentage" means, on any day, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") by Bank, but so long as Bank is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

   "Retiree Health Plan" means an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by Section 601 of ERISA.

   "Revolver Note" means that certain Revolver Note, in the principal amount of $13,000,000, executed by Borrower to the order of Bank.

   "Revolving Maturity Date" means August 3, 2005.

   "Securities Account" means a "securities account" as that term is defined from time to time in the Code.

   "Solvent" means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

   "Stock" means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange
Act).

   "Subordinated Debt" means any Indebtedness that is in any manner subordinated in right of payment to the Obligations on terms and conditions satisfactory to Bank in its Permitted Discretion.

   "Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock or other ownership interests having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

   "Tangible Net Worth" means, as of any date of determination, the difference of (a) Borrower's total stockholders' equity, plus Subordinated Debt, minus (b) the sum of: (i) all Intangible Assets of Borrower, and (ii) all amounts due to Borrower from Affiliates which did not arise from transactions in the ordinary course of Borrower's business and (iii) all amounts due to Borrower from employees of Borrower that were incurred in the ordinary course of Borrower's business, up to a maximum amount due to Borrower at any one time of $100,000.

   "Term Loan A" has the meaning set forth in Section 2.2(a).

   "Term Loan B" has the meaning set forth in Section 2.2(b).

   "Term Note A" means that certain Term Note which evidences Term Loan A executed by Borrower to the order of Bank.

   "Term Note B" means that certain Term Note which evidences Term Loan B executed by Borrower to the order of Bank.

   "Voidable Transfer" has the meaning set forth in Section 15.8.

   1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise.

   1.3 Code.   Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code, as it is amended from time to time, unless otherwise defined herein.

   1.4 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. An Event of Default shall "continue" or be "continuing" until such Event of Default has been cured or waived in writing by Bank. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.



   1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2. LOAN AND TERMS OF PAYMENT.

   2.1 Revolving Advances.

       (a) From the Closing Date to the Revolver Maturity Date, subject to the terms and conditions of this Agreement, Bank agrees to make advances ("Advances") to Borrower in an amount outstanding not to exceed at any one time the Maximum Revolving Amount, less the amount of outstanding Advances, and less the amount of outstanding Letter of Credit Usage, and less the amount of reserves, if any, established from time to time under Section 2.1(b).

       (b) Bank shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the amount of the outstanding Advances, plus the Letter of Credit Usage, plus any reserves established under Section 2.1(b) to exceed the Maximum Revolver Amount.

       (c) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement and so long as no Default or Event of Default has occurred and is continuing, reborrowed at any time during the term of this Agreement.

   2.2 Term Loans.

       (a) Term Loan A. Subject to the terms and conditions of this Agreement, on the Closing Date Bank shall amend and restate a term loan ("Term Loan A") previously made to Borrower in September, 2000, in the original principal amount of $5,000,000, and which, as of the date of this Agreement, has an outstanding principal balance equal to $4,380,876.18. Term Loan A shall be evidenced by Term Note A. Term Loan A shall be repaid on the following dates and in the following amounts:


           Date                                  Installment Amount
___________________________                _________________________________

Commencing on June 2, 2002                 Monthly payments of $96,938.25
and continuing on the same                 representing accrued interest
day of each month until                    then due and the remainder
April 2, 2004                              applied to principal then
                                           outstanding

Commencing on May 1, 2004                  Monthly principal installments of
and continuing on the same                 $85,223.67 each,
day of each month until                    plus accrued interest
July 1, 2006

On August 1, 2006                          The unpaid principal balance,
                                           plus accrued interest


   The outstanding unpaid principal balance and all accrued and unpaid interest under Term Loan A shall be due and payable on the date of termination of this Agreement, whether by its terms, by prepayment, or by acceleration. All amounts outstanding under Term Loan A shall constitute Obligations.
   (b) Term Loan B. Subject to the terms and conditions of this Agreement, upon the request of Borrower made on or before May 10, 2002, Bank shall make a term loan ("Term Loan B") to Borrower in an amount equal to $12,000,000. Term Loan B shall be evidenced by Term Note B. The proceeds of Term Loan B shall be used by Borrower to fulfill its purchase obligations under the Purchase Agreement. Term Loan B shall be repaid on the following dates and in the following amounts:

       Date                                  Installment Amount
___________________________                _________________________________
Commencing on June 1, 2002                     Interest only
and continuing on the same
day of each month until
April 1, 2003

Commencing on May 1, 2003                   Monthly principal installments
and continuing on the same                  of $200,000 each,
day of each  month thereafter               plus accrued interest
until March 1, 2008


On April 1, 2008                            The unpaid principal balance,
                                            plus accrued interest


   Within 180 days following the end of each of the Borrower's fiscal years, Borrower shall make a mandatory prepayment of principal on Term Loan B in an amount equal to 25% of the Excess Cash Flow, if any, for the fiscal year just ended. The mandatory prepayments of principal shall be applied to installments of principal due on Term Loan B in their inverse order of maturity.

   The outstanding unpaid principal balance and all accrued and unpaid interest under Term Loan B shall be due and payable on the date of termination of this Agreement, whether by its terms, by prepayment, or by acceleration. All amounts outstanding under Term Loan B shall constitute Obligations.

    2.3 Letters of Credit.

        (a) Subject to the terms and conditions of this Agreement, Bank agrees to issue Letters of Credit for the account of Borrower (each, a "Letter of Credit"). Bank shall have no obligation to issue a Letter of Credit if any of the following would result:

        (i) the sum of 100% of the aggregate amount of all undrawn and unreimbursed Letters of Credit would exceed $2,000,000; or

        (ii) the outstanding Advances, plus the sum of 100% of the aggregate amount of all undrawn and unreimbursed Letters of Credit, plus the amount of the reserve, if any, under Section 2.1(b) would exceed the Maximum Revolving Amount.

        (b) Each Letter of Credit shall have an expiry date no later than the earlier of (y) 120 days following the date of issuance for commercial Letters of Credit and 365 days following the date of issuance of stand by Letters of Credit, or (z) October 3, 2005, and all such Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion.

        (c) If Bank is obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse such L/C Disbursement by paying to Bank an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on the Business Day following the Business Day that Borrower receives such notice, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances that are Prime Rate Loans unless Borrower shall have elected that such Advance be a LIBOR Rate Loan and such Advance qualifies as a LIBOR Rate Loan hereunder, in which event, subject to the procedures for making LIBOR Rate Loans hereunder, the L/C Disbursement shall bear interest at the rate then applicable to Advances that are LIBOR Rate Loans. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrower's obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance.

        (d) Borrower hereby agrees to indemnify, save, defend, and hold Bank harmless from any loss, cost, expense, or liability, including payments made by Bank, expenses, and reasonable attorneys fees incurred by Bank arising out of or in connection with any Letter of Credit; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense or liability that is caused by the gross negligence or willful misconduct of Bank. Borrower agrees to be bound by Bank's standard regulations and operating procedures, including interpretations of any conditions for honoring draws, in connection with each Letter of Credit opened to or for Borrower's account, even though Bank's interpretation may be different from Borrower's own, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto unless such liability was caused solely by the gross negligence or willful misconduct of Bank.

        (e) Immediately upon the termination of this Agreement, Borrower agrees to either (x) provide cash collateral to be held by Bank in an amount equal to 105% of the maximum amount of Bank's obligations under outstanding Letters of Credit, (y) cause the issuance of a letter of credit for the benefit of Bank, in an amount equal to 105% of the maximum amount of Bank's obligations under outstanding Letters of Credit, issued by a financial institution acceptable to Bank in its reasonable discretion and containing conditions for making a draw acceptable to Bank in its reasonable discretion or (z) cause to be delivered to Bank releases of all of Bank's obligations under outstanding Letters of Credit. At Bank's discretion, any proceeds of Collateral received by Bank after the occurrence and during the continuation of an Event of Default may be held as the cash collateral required by this
Section 2.3(d).

        (f) If by reason of (y) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application by any Governmental Authority of any such applicable law, treaty, rule, or regulation, or (z) compliance by Bank with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor thereto):

        (i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

        (ii) there shall be imposed on Bank any other condition regarding any Letter of Credit issued pursuant hereto;
and the result of the foregoing is to increase, directly or indirectly, the cost to Bank of issuing, making, or maintaining any Letter of Credit, as applicable, or to reduce the amount receivable in respect thereof by Bank, then, and in any such case, Bank may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as Bank may specify to be necessary to compensate Bank for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate set forth in Section 2.4(a) or (c), as applicable. The determination by Bank of any amount due pursuant to this Section 2.3(e), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

   2.4 Interest Rates, Letter of Credit Fees, Payments, and Calculations.

        (a) Interest Rate Options. Interest on all Advances, Term Loan A and Term Loan B, as well as all other monetary Obligations that have been charged to the Loan Account pursuant to the terms hereof, on the Daily Balance thereof, shall accrue at one of the following per annum rates selected by Borrower: (i) upon notice to the Bank, the Prime Rate, as and when such rate changes (a "Prime Rate Loan"); (ii) upon a minimum of two Business Days prior notice, two (2) percentage points in excess of the 1 or 3 month LIBOR rate with respect to Term Loan A and Term Loan B, as appropriate, and two (2) percentage points in excess of the 1 month LIBOR rate with respect to Advances, as quoted by Bank from Telerate Page 3750 or any successor thereto (which shall be the LIBOR rate in effect two Business Days prior to commencement of the portion of Term Loan A, Term Loan B or the Advance to be subject to the LIBOR rate) (the "LIBOR Rate" and each such portion of Term Loan A, Term Loan B, or the Advance is a "LIBOR Rate Loan"). Notwithstanding the foregoing, from the Closing Date through April 2, 2004, Term Loan A shall bear interest at a fixed rate equal to 4.75%, per annum, and shall thereafter be subject to the provisions contained in the immediately preceding sentence. The term "Money Markets" refers to one or more wholesale funding markets available to Bank, including negotiable certificates of deposit, commercial paper, eurodollar deposits, bank notes, federal funds and others. If a LIBOR Rate Loan is prepaid, whether by Borrower or as a result of acceleration upon an Event of Default or otherwise, Borrower agrees to pay all of the Bank Expenses and Interest Differential (as determined by Bank) incurred as a result of such prepayment. The term "Interest Differential" shall mean that sum equal to the greater of 0 or the financial loss incurred by Bank resulting from prepayment, calculated as the difference between the amount of interest the Bank would have earned (from like investments in the Money Markets as of the first day of the subject LIBOR Rate Loan) had prepayment not occurred and the interest the Bank will actually earn (the interest actually earned on the LIBOR Rate Loan from the date such loan was made up to, but not including, the date prepaid, plus the amount the Bank will earn from like investments in the Money Markets as of the date of prepayment through the end of the applicable Interest Period for the LIBOR Rate Loan being prepaid) as a result of the redeployment of funds from the amount prepaid. Because of the short-term nature of this facility, the Borrower agrees that the Interest Differential shall not be discounted to its present value. Any prepayment of a LIBOR Rate Loan shall be in an amount equal to the remaining entire principal balance of such LIBOR Rate Loan. In the event the Borrower does not timely select another interest rate option at least three Business Days before a LIBOR Rate Loan expires, such LIBOR Rate Loan shall renew for the same Interest Period as initially chosen, with the rate (before adding two (2) percentage points) to be determined two Business Days prior to renewal if a LIBOR Rate Loan. The Bank's internal records of applicable interest rates shall be determinative in the absence of manifest error.
Each LIBOR rate option selected shall apply to a minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof. For determining payment dates for LIBOR Rate Loans, the Business Day shall be the standard convention. In the event after the date of initial funding any governmental authority subjects Bank to any new or additional charge, fee, withholding or tax of any kind with respect to any loans hereunder or changes the method of taxation of such loans or changes the reserve or deposit requirements applicable to such loans, the Borrower shall pay to Bank such additional amounts as will compensate Bank for such costs or lost income resulting therefrom as determined by Bank, in its reasonable discretion.

        (b) Letter of Credit Fee. Borrower shall pay Bank a Letter of Credit fee as follows: (i) with respect to stand by Letters of Credit, a fee which shall accrue at a rate equal to 0.90% per annum times the Daily Balance of the undrawn amount of all outstanding stand by Letters of Credit, and (ii) with respect to commercial Letters of Credit, standard rates and fees charged by Bank in connection with the issuance and negotiation of commercial Letters of Credit as set forth in its standard fee schedule as in effect from time to time.

        (c) Default Rate. Upon the occurrence and during the continuation of an Event of Default, (i) all Obligations (except for undrawn Letters of Credit), shall bear interest on the Daily Balance at a per annum rate equal to 4 percentage points above the Prime Rate.

        (d) Payments. Bank shall be entitled to charge Borrower's operating account, or any other deposit account of Borrower maintained with Bank, for all principal and interest payments, as well as letter of credit fees and reimbursement obligations arising as a result of a draw under a Letter of Credit, as they become due and payable under this Agreement. So long as no Event of Default has occurred and is continuing, Bank shall deliver to Borrower an invoice of any and all fees and charges provided for in Section
2.8 and all Bank Expenses incurred by Bank. Borrower shall be obligated to pay to Bank the amount set forth in such invoice within 15 days following Borrower's receipt of such invoice. Following the Closing Date, so long as no Event of Default has occurred and is continuing, Bank shall obtain Borrower's prior written consent, which consent shall not be unreasonably withheld, before incurring an item of expense listed under part (b) of the definition Bank Expenses that is in an amount in excess of $2,000. At any time after the occurrence of an Event of Default and so long as it is continuing, Borrower hereby authorizes Bank, at its option, without prior notice to Borrower, to charge all principal, interest, Bank Expenses (as and when incurred), letter of credit fees, the fees and charges provided for in
Section 2.8 (as and when accrued or incurred), or any amounts due under the Loan Document to Borrower as an Advance under this Agreement, which amounts thereafter shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded and shall thereafter accrue interest at the rate then applicable to Advances hereunder.

        (e) Computation. The Prime Rate as of the date of this Agreement is 4.75% per annum. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Prime Rate. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

        (f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Bank, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

   2.5 Crediting Payments; Application of Collections. So long as no Event of Default has occurred and is continuing, Bank shall apply payments received from Borrower as directed by Borrower. Any such payment shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds and is made to Bank in accordance with wiring instructions issued by Bank to Borrower or unless and until such payment is honored when presented for payment. Should any payment to Bank not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any payment shall be deemed received by Bank only if it is received into the Bank on a Business Day on or before (i) 11:00 a.m. California time for regular deposits and (ii) 9:30 a.m. California time for deposits covering overdrafts. If any payment is received by Bank on a non-Business Day or after 11:00 a.m. California time on a Business Day, it shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Following the occurrence of an Event of Default and so long as it is continuing, Bank shall apply payments to the Obligations in such order and in such manner as is determined by Bank, in its Permitted Discretion.

   2.6 Designated Account. Bank is authorized to make the Advances and Term Loan B under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.4(d). Borrower agrees to establish and maintain the Designated Account for the purpose of receiving the proceeds of Term Loan B and Advances requested by Borrower and made by Bank hereunder. Unless otherwise agreed by Bank and Borrower, Term Loan B and any Advance requested by Borrower and made by Bank hereunder shall be credited to the Designated Account.

   2.7 Maintenance of Loan Account; Statements of Obligations. Bank shall maintain an account on its books in the name of Borrower (the "Loan Account") on which Borrower will be charged with all Advances made by Bank to Borrower or for Borrower's account, amounts Borrower is obligated to pay to Bank upon a draw under a Letter of Credit, Term Loan A and Term Loan B. In accordance with Sections 2.2(a), 2.2(b), 2.3(c) and 2.5, the Loan Account will be credited with all payments received by Bank from Borrower or for Borrower's account. Bank shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Bank Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Bank unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Bank written objection thereto describing the error or errors contained in any such statements.

   2.8 Fees.  Borrower shall pay to Bank the following fees:

        (a) Closing Fee.  On the Closing Date, a closing fee of $60,000.

        (b) Unused Line Fee. As of the last day of each fiscal quarter of Borrower during the term of this Agreement in which Borrower was not in compliance with the financial covenant contained in Section 7.20(e) as of the last day of such fiscal quarter, Borrower shall pay to Bank a quarterly unused line fee (the "Unused Line Fee") equal to one-quarter (0.25) of one percent of the average daily amount that the Advances and Letters of Credit outstanding during such period were less, in the aggregate, than the Maximum Revolving Amount. Payment of the Unused Line Fee shall be made as of the last day of each such three month period by charging Borrower's Loan Account with the amount of the Unused Line Fee. The Unused Line Fee shall represent an unconditional payment to Bank in consideration of Bank's agreement to extend financial accommodations to Borrower pursuant to this Agreement and shall not reduce or be a deposit on account of the Obligations.

        (c) Financial Examination, Documentation, and Appraisal Fees. (i) Bank's out-of-pocket expenses for each auditor, plus out-of-pocket expenses for each financial analysis and examination (i.e., audits) of Borrower performed by personnel employed by Bank; and (ii) Bank's appraisal fees for each appraiser, plus out-of-pocket expenses for each appraisal of the Collateral performed by personnel employed by Bank; and, (iii) the actual charges paid or incurred by Bank if it elects to employ the services of one or more third Persons to perform such financial analyses and examinations (i.e., audits) of Borrower or to appraise the Collateral; provided, however, that the total amount of fees paid under this Section shall not exceed $10,000 in any fiscal year; provided further, however, that the foregoing limitation shall not apply to any of the fees incurred under this Section following the occurrence of an Event of Default and so long as it is continuing.

   2.9 LIBOR Option.

        (a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Prime Rate, Borrower shall have the option (the "LIBOR Option") to have interest on all or a portion of Term Loan A (commencing as of April 1, 2004), Term Loan B, and the Advances be charged at the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (I) the last day of each calendar month during the term of each LIBOR Rate Loan, (ii) the last day of the Interest Period applicable thereto, (iii) the occurrence of an Event of Default in consequence of which the Bank elects to accelerate the maturity of the Obligations, or (iv) April 1, 2008, with respect to the LIBOR Rate Loans or the termination of this Agreement pursuant to the terms hereof with respect to all then outstanding LIBOR Rate Loans. On the last day of each applicable Interest Period, unless Borrower properly has exercised a new LIBOR Option or conversion to a Prime Rate Loan with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall continue as another LIBOR Rate Loan for the same Interest Period as the LIBOR Rate Loan that just matured. At any time that an Event of Default has occurred and is continuing, Borrower no longer shall have the option to request that Term Loan A, Term Loan B, or any of the Advances bear interest at the LIBOR Rate and Bank shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Prime Rate Loans hereunder.

        (b) LIBOR Election.

        (i) Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Bank prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the "LIBOR Deadline"). Notice of Borrower's election of the LIBOR Option for a permitted portion of Term Loan A, Term Loan B, and the Advances (so long as Term Loan A, Term Loan B or the Advances, as applicable, have not become due and payable, or will not become due and payable during the proposed Interest Period) shall be made by a LIBOR Notice received by Bank before the LIBOR Deadline, or by telephonic notice received by Bank before the LIBOR Deadline (to be confirmed by delivery to Bank of a LIBOR Notice received by Bank prior to 5:00 p.m. (California time) on the same day).

        (ii) Each LIBOR Notice shall be irrevocable and binding on Borrower. In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Bank harmless against any loss, cost, or expense incurred by Bank as a result of (a) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (b) the failure to borrow, convert, or continue any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, "Funding Losses"). Funding Losses shall be deemed to equal the amount determined by Bank to be the excess, if any, of (y) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert, or continue, for the period that would have been the Interest Period therefor), minus (z) the amount of interest that would accrue on such principal amount from like investments in the Money Markets as of the date of such event through the end of the applicable Interest Period. A certificate of Bank delivered to Borrower setting forth any amount or amounts that Bank is entitled to receive pursuant to this Section shall be conclusive absent manifest error.

        (iii) Borrower shall have not more than 5 LIBOR Rate Loans in effect at any given time.

        (c) Prepayments. Borrower may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of early termination of the term of this Agreement or acceleration of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Bank harmless against any and all Funding Losses in accordance with clause (b)(ii) above.

        (d) Special Provisions Applicable to LIBOR Rate.

        (i) The LIBOR Rate may be adjusted by Bank on a prospective basis to take into account any additional or increased costs to Bank of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, Bank shall give Borrower notice of such a determination and adjustment and, upon its receipt of the notice from Bank, Borrower may, by notice to Bank (y) require Bank to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or
(z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above).

        (ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of Bank, make it unlawful or impractical for Bank to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, Bank shall give notice of such changed circumstances to Borrower and (y) in the case of any LIBOR Rate Loans that are outstanding, the date specified in Bank's notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans thereafter shall accrue interest at the rate then applicable to Prime Rate Loans, and
(z) Borrower shall not be entitled to elect the LIBOR Option until Bank determines that it would no longer be unlawful or impractical to do so.

        (e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, Bank is not required to actually acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if Bank had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

   2.10 Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrower to Bank pursuant to Section 2.1 or Section 2.3 is greater than the Dollar limitations set forth in Section 2.1 or Section 2.3, as applicable (an "Overadvance"), then Borrower immediately shall pay to Bank, in cash, the amount of such excess. In addition, Borrower hereby promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full to Bank as and when due and payable under the terms of this Agreement and the other Loan Documents.

3. CONDITIONS; TERM OF AGREEMENT.

   3.1 Conditions Precedent to the Initial Advance and Term Loan B. The obligation of Bank to make the initial Advance is subject to the fulfillment, to the satisfaction of Bank and its counsel, of each of the conditions set forth in this Section 3.1 on or before the Closing Date. In addition, the funding of Term Loan B is subject to each of the conditions precedent set forth in this Section 3.1 as well as delivery to Bank of evidence satisfactory to Bank that the transactions contemplated by the Purchase Agreement have been consummated.

        (a) the Closing Date shall occur on or before May 10, 2002;

        (b) Bank shall have received searches reflecting the filing of its financing statements and fixture filings;

        (c) Bank shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

        (i) the Intellectual Property Security Agreement;

        (ii) the Mortgages in recordable form;

        (iii) the Revolver Note, Term Note A and Term Note B,

        (iv) the Disbursement Letter;

        (d) Bank shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute the same;

        (e) Bank shall have received copies of Borrower's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

        (f) Bank shall have received a certificate of status with respect to Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

        (g) Bank shall have received certificates of status with respect to Borrower, each dated within 15 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Borrower is in good standing in such jurisdictions;

        (h) Bank shall have received mortgagee title insurance policies (or marked commitments to issue the same) for the Real Property Collateral issued by a title insurance company satisfactory to Bank (each a "Mortgage Policy" and, collectively, the "Mortgage Policies") in amounts satisfactory to Bank assuring Bank that the Mortgages on such Real Property Collateral are valid and enforceable first priority mortgage Liens on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, and the Mortgage Policies otherwise shall be in form and substance satisfactory to Bank.

        (i) Bank shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be satisfactory to Bank and its counsel;

        (j) Bank shall have received such Collateral Access Agreements from lessors, warehousemen, bailees, and other third persons as Bank may require;

        (k) Bank shall have received a phase-I environmental report with respect to each parcel composing the Real Property Collateral; the environmental consultants retained for such reports, the scope of the reports, and the results thereof shall be acceptable to Bank; and

        (l) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Bank and its counsel.

   3.2 Conditions Precedent to all Advances. The following shall be conditions precedent to all Advances hereunder:

        (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

        (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof; and

        (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrower, Bank, or any of their Affiliates.

   3.3 Condition Subsequent. As a condition subsequent to initial closing hereunder, Borrower shall perform or cause to be performed the following (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):

        (a) Within 10 days following the written request of Bank, Borrower shall deliver to Bank duly executed certificates of title with respect to that portion of the Collateral that is subject to certificates of title.

        (b) Within 30 days of the Closing Date, Bank shall have received mortgagee title insurance policies (or marked commitments to issue the same) for the Real Property Collateral issued by a title insurance company satisfactory to Bank (each a "Mortgage Policy" and, collectively, the "Mortgage Policies") in amounts satisfactory to Bank assuring Bank that the Mortgages on such Real Property Collateral are valid and enforceable first priority mortgage Liens on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, and the Mortgage Policies otherwise shall be in form and substance satisfactory to Bank.

        (c) For a period of 30 days following the Closing Date, Borrower shall use its best efforts to cause to be delivered to Bank Collateral Access Agreements with respect to Borrower's business premises located at 460 Calle San Pablo, Camarillo, California 93012, as well as any other location where Collateral is maintained.

   3.4 Term. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Bank and shall continue in full force and effect for a term ending on April 1, 2008, unless sooner terminated pursuant to the terms hereof. The foregoing notwithstanding, Bank shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

   3.5 Effect of Termination. On the date of termination of this Agreement, all Obligations immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and Bank's continuing security interests in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and Bank's obligation to provide additional credit hereunder is terminated. When this Agreement has been terminated and all of the Obligations have been fully discharged and Bank's obligations to provide additional credit under the Loan Documents have been terminated, Bank will, at Borrower's sole expense, execute and deliver any UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, copyrights and patents, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Bank's security interests in the Collateral and all notices of security interests and liens previously filed by Bank with respect to the Obligations.

   3.6 Early Termination by Borrower. Borrower has the option, at any time upon 30 days prior written notice to Bank, to terminate this Agreement by paying to Bank, in cash, outstanding Obligations, including, without limitation, any fees payable by Borrower as a result of the prepayment of any LIBOR Rate Loans.

4. CREATION OF SECURITY INTEREST.

   4.1 Grant of Security Interest. Borrower hereby grants to Bank a continuing security interest in all currently existing and hereafter acquired or arising Personal Property Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Bank's security interests in the Personal Property Collateral shall attach to all Personal Property Collateral without further act on the part of Bank or Borrower. Except as expressly authorized in this Agreement or any other Loan Document and except for Permitted Dispositions, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral without the prior written consent of Bank.

   4.2 Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower, immediately upon the request of Bank, shall endorse and deliver physical possession of such Negotiable Collateral to Bank.

   4.3 Collection of Accounts, General Intangibles, and Negotiable Collateral. At any time that an Event of Default has occurred and is continuing, Bank or Bank's designee may (a) notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Bank or that Bank has a security interest therein, and (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to the Loan Account. At any time that an Event of Default has occurred and is continuing, Borrower agrees that it will hold in trust for Bank, as Bank's trustee, any Collections that it receives and immediately will deliver said Collections to Bank in their original form as received by Borrower.

   4.4 Delivery of Additional Documentation Required. At any time upon the request of Bank, Borrower shall execute and deliver to Bank all financing statements, continuation financing statements, fixture filings, security agreements, pledges, assignments, control agreements, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Bank reasonably may request, in form satisfactory to Bank, to perfect and continue perfected Bank's security interests in the Collateral, and in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents.

   4.5 Power of Attorney. Borrower hereby irrevocably makes, constitutes, and appoints Bank (and any of Bank's officers, employees, or agents designated by Bank) as Borrower's true and lawful attorney, with power to
(a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors, (c) endorse Borrower's name on any Collection item that may come into Bank's possession, (d) at any time that an Event of Default has occurred and is continuing, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Bank, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms that Bank determines to be reasonable, and Bank may cause to be executed and delivered any documents and releases that Bank determines to be necessary. The appointment of Bank as Borrower's attorney, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Bank's obligation to extend credit hereunder is terminated.

   4.6 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, from time to time hereafter to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

   4.7 Control Agreements. Borrower agrees that it will not transfer assets out of any DDA or Securities Accounts other than as permitted under the corresponding Control Agreement and under Section 7.16. No arrangement contemplated hereby or by any Control Agreement in respect of any DDA, Securities Accounts or other Investment Property shall be modified by Borrower without the prior written consent of Bank. Upon the occurrence and during the continuance of an Event of Default, Bank may notify any depository institutions and securities intermediary to liquidate the applicable DDA and Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to Bank.

   5. REPRESENTATIONS AND WARRANTIES. In order to induce Bank to enter into this Agreement, Borrower makes the following representations and warranties to Bank which shall be true, correct, and complete in all respects as of the date hereof, and shall be true, correct, and complete in all respects as of the Closing Date, and at and as of the date of the making of each Advance, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

   5.1 No Encumbrances. Borrower has good and indefeasible title to the Collateral, free and clear of Liens except for Permitted Liens.

   5.2 Equipment. All of the Equipment is used or held for use in Borrower's business and is fit for such purposes.

   5.3 Location of Inventory and Equipment. The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party (without Bank's prior written consent) and are located only at the locations identified on
Schedule 6.10 or otherwise permitted by Section 6.10.

   5.4 Inventory Records. Borrower keeps correct and accurate records of the Inventory and Borrower's cost therefor.

   5.5 Location of Chief Executive Office; FEIN. The chief executive office of Borrower is located at the address indicated in the preamble to this Agreement and Borrower's FEIN is 95-3647070.

        5.6 Due Organization and Qualification; Subsidiaries.

        (a) Borrower is duly organized and existing and in good standing under the laws of Delaware and is qualified and licensed to do business in, and in good standing in, California and any other state where the failure to be so licensed or qualified reasonably could be expected to cause a Material Adverse Change.

        (b) Set forth on Schedule 5.6, is a complete and accurate list of Borrower's direct and indirect Subsidiaries, showing: (i) the jurisdiction of their incorporation; (ii) the number of shares of each class of common and preferred stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding capital stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

        (c) Except as set forth on Schedule 5.6, no capital Stock (or any securities, instruments, warrants, options, purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for capital Stock) of any direct or indirect Subsidiary of Borrower is subject to the issuance of any security, instrument, warrant, option, purchase right, conversion or exchange right, call, commitment or claim of any right, title, or interest therein or thereto.

   5.7 Due Authorization; No Conflict.

        (a) The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary corporate action on the part of Borrower.

        (b) The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party do not and will not
(i) violate any provision of federal, state, or local law or regulation (including Regulations T, U, and X of the Federal Reserve Board) applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower,
(ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation or material lease of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of stockholders or any approval or consent of any Person under any material contractual obligation of Borrower.

        (c) Other than the filing of appropriate financing statements, fixture filings, and Mortgages, the execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any federal, state, foreign, or other Governmental Authority or other Person.

        (d) This Agreement and the Loan Documents to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

        (e) The Liens granted by Borrower to Bank in and to its properties and assets pursuant to this Agreement and the other Loan Documents are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

   5.8 Litigation. There are no actions or proceedings pending by or against Borrower before any court or administrative agency and, to the best of Borrower's knowledge, there are no pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower, except for:
        (a) ongoing collection matters in which Borrower is the plaintiff;
(b) matters disclosed on Schedule 5.8; (c) matters arising after the date hereof that, if decided adversely to Borrower, reasonably could not be expected to result in a Material Adverse Change; and (d) matters that are fully covered by insurance (subject to customary deductions).

   5.9 No Material Adverse Change. All financial statements relating to Borrower that have been delivered by Borrower to Bank have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects Borrower's financial condition as of the date thereof and Borrower's results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrower since the date of the latest financial statements submitted to Bank on or before the Closing Date.

   5.10 Solvency. Borrower is Solvent. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

   5.11 Employee Benefits. None of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan, other than those listed on Schedule 5.11. Borrower, each of its Subsidiaries and each ERISA Affiliate have satisfied the minimum funding standards of ERISA and the IRC with respect to each Benefit Plan to which it is obligated to contribute. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Change. None of Borrower or its Subsidiaries, any ERISA Affiliate, or any fiduciary of any Plan is subject to any direct or indirect liability with respect to any Plan under any applicable law, treaty, rule, regulation, or agreement. None of Borrower or its Subsidiaries or any ERISA Affiliate is required to provide security to any Plan under Section 401(a)(29) of the IRC.

   5.12 Environmental Condition. Except as set forth on Schedule 5.12, (a) to best of Borrower's knowledge, none of Borrower's properties or assets has ever been used by Borrower or, to the best of Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law; (b) to the best of Borrower's knowledge, none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute;
(c) Borrower has not received a notice that a Lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower; and (d) Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

   5.13 Intellectual Property. Borrower owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted. Attached hereto as Schedule 5.13 is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which Borrower is the owner or is an exclusive licensee.

   5.14 Leases. Borrower enjoys peaceful and undisturbed possession under all leases material to the business of Borrower and to which it is a party or under which it is operating. All of such leases are valid and subsisting and no material default by Borrower exists under any of them.

   5.15 Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Borrower in writing to Bank (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrower in writing to Bank will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

   5.16 Indebtedness. Set forth on Schedule 5.16 is a true and complete list of all Indebtedness of Borrower outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and the principal terms thereof.

   5.17 DDAs. Set forth on Schedule 5.17 are all of the DDAs of Borrower, including, with respect to each depository (i) the name and address of such depository, and (ii) the account numbers of the accounts maintained with such depository.

   6. AFFIRMATIVE COVENANTS. Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower shall do all of the following:

   6.1 Accounting System. Maintain a standard and modern system of accounting that enables Borrower to produce financial statements in accordance with GAAP, and maintain records pertaining to the Collateral that contain information as from time to time may be requested by Bank. Borrower also shall keep an inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to the Inventory.

   6.2 Collateral Reporting. Provide Bank with the following documents on a quarterly basis by no later than the 20th day following the conclusion of each fiscal quarter of Borrower during the term of this Agreement in form satisfactory to Bank: (a), a summary aging, by vendor, of Borrower's accounts payable and any book overdraft, (b) a detailed aging, by total, of the Accounts, (c) an Inventory report listing all Inventory currently owned by Borrower and its location, (d) upon the request of Bank, copies of invoices in connection with the Accounts, customer statements, credit memos, remittance advices and reports, deposit slips, shipping and delivery documents in connection with the Accounts and for Inventory and Equipment acquired by Borrower, purchase orders and invoices, and (e) such other reports as to the Collateral or the financial condition of Borrower as Bank may request from time to time.

   6.3 Financial Statements, Reports, Certificates. Deliver to Bank: (a) as soon as available, but in any event within 45 days after the end of each fiscal quarter of Borrower during each of Borrower's fiscal years, Borrower's 10Q SEC filing and a company prepared balance sheet, income statement, and statement of cash flow covering Borrower's operations during such period; (b) as soon as available, but in any event within 120 days after the end of each of Borrower's fiscal years, Borrower's 10K SEC filing and financial statements of Borrower for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Bank and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP, and (c) as soon as available, but in any event no later than the end of the each first fiscal quarter of Borrower, company prepared Projections for the then current fiscal year. Such audited financial statements shall include a balance sheet, profit and loss statement, and statement of cash flow and, if prepared, such accountants' letter to management. If Borrower is a parent company of one or more Subsidiaries or Affiliates, or is a Subsidiary or Affiliate of another company, then, in addition to the financial statements referred to above, Borrower agrees to deliver financial statements prepared on a consolidating basis so as to present Borrower and each such related entity separately, and on a consolidated basis.
   Each quarter, together with the financial statements provided pursuant to
Section 6.3(a), Borrower shall deliver to Bank a Compliance Certificate signed by its chief financial officer to the effect that: (i) all financial statements delivered or caused to be delivered to Bank hereunder have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Borrower, (ii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), (iii) Borrower is in compliance at the end of such period with the applicable financial covenants contained in Section 7.20 (and demonstrating such compliance in reasonable detail), and (iv) on the date of delivery of such certificate to Bank there does not exist any condition or event that constitutes a Default or Event of Default (or, in the case of clauses (i), (ii), or (iii), to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).
The independent certified public accountants of Borrower may communicate with Bank so long as Borrower participates in such communication.

   6.4 [Intentionally Omitted].


   6.5 Title to Equipment. Upon Bank's request, Borrower immediately shall deliver to Bank, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

   6.6 Maintenance of Equipment. Maintain the Equipment which is necessary or useful in the proper conduct of Borrower's business in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Other than those items of Equipment that constitute fixtures on the Closing Date, Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and such Equipment shall at all times remain personal property.

   6.7 Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrower shall make due and timely payment or deposit of all such federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, promptly on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower has made such payments or deposits.

   6.8 Insurance. (a) At its expense, keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance relating to Borrower's ownership and use of the Personal Property Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation.

        (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Bank. All insurance required herein shall be written by companies which are authorized to do insurance business in the State of California. All hazard insurance and such other insurance as Bank shall specify, shall contain a California Form 438BFU endorsement, or an equivalent endorsement satisfactory to Bank, showing Bank as sole loss payee thereof, and shall contain a waiver of warranties. Every policy of insurance referred to in this Section 6.8 shall contain an agreement by the insurer that it will not cancel such policy except after 30 days prior written notice to Bank and that any loss payable thereunder shall be payable notwithstanding any act or negligence of Borrower which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment. Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payment of all premiums therefor.

       (c) Original policies or certificates thereof satisfactory to Bank evidencing such insurance shall be delivered to Bank at least 30 days prior to the expiration of the existing or preceding policies. Borrower shall give Bank prompt notice of any loss in excess of $100,000 covered by such insurance, and if an Event of Default has occurred and is continuing or the anticipated claim arising from such loss exceeds $5,000,000, then Borrower shall not settle any such claim without the Bank's prior written consent which consent, if an Event of Default has occurred and is continuing, may be withheld in the Bank's sole discretion but otherwise shall not to be unreasonably withheld. In all circumstances other than that described in the preceding sentence Borrower shall be entitled to settle all insurance claims. Any monies received as payment for any loss under any insurance policy (other than liability or, in the case of clauses (ii) and (iii) below, business interruption insurance policies) including the insurance policies mentioned above, shall be paid as follows:

        (i) if an Event of Default has occurred and is continuing, Bank shall have the option, as determined by Bank in its sole discretion, to (i) apply such monies to the Obligations, in the order and manner as determined by Bank, in its sole discretion, or (ii) disburse such monies to Borrower under stage payment terms satisfactory to Bank for application to the cost of repairs, replacements, or restorations, or

        (ii) if the monies received are in excess of $5,000,000, to Bank to be held by Bank in a cash collateral account securing the Obligations, which account (a) for a period of one year after the receipt of such monies shall be accessible to Borrower for the purpose of funding the repair, replacement or restoration of the property that was the subject of the insurance claim; provided, however, that Bank shall have the right to condition the release of such monies on the delivery to Bank of evidence satisfactory to Bank, in its Permitted Discretion, that such monies are actually being used to for such purpose, and (b) after the one year anniversary of the receipt of such monies, may be closed to the Borrower and any credit balances maintained therein applied to the Obligations, in the order and manner as determined by Bank, in its sole discretion, or, in the sole discretion of Bank, shall be disbursed to Borrower under stage payment terms satisfactory to Bank for application to the cost of repairs, replacements, or restorations, or

        (iii) in all other cases, to Borrower.

        (d) All monies received from liability insurance policies and, subject to clause (c)(i) above, business interruption insurance policies shall be payable to Borrower. All repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction. Upon the occurrence of an Event of Default and so long as it is continuing, Bank shall have the right to apply all prepaid premiums to the payment of the Obligations in such order or manner as Bank shall determine.

        (e) Borrower shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.8, unless Bank is included thereon as named insured with the loss payable to Bank under a standard California 438BFU endorsement, or its local equivalent. Borrower immediately shall notify Bank whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and originals of such policies immediately shall be provided to Bank.

   6.9 No Setoffs or Counterclaims. Make payments hereunder and under the other Loan Documents by or on behalf of Borrower without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

   6.10 Location of Inventory and Equipment. Keep the Inventory and Equipment only at the locations identified on Schedule 6.10 or in transit between such locations in an amount not to exceed at any one time $3,500,000 or Inventory and Equipment located outside the United States in an aggregate amount not to exceed at any one time $3,500,000; provided, however, that Borrower may amend Schedule 6.10 and if required in writing by Bank, Borrower shall deliver to Bank a Collateral Access Agreement.

   6.11 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not have and could not reasonably be expected to cause a Material Adverse Change.

   6.12 Employee Benefits.

        (a) Deliver to Bank: (i) promptly, and in any event within 10 Business Days after Borrower or any of its Subsidiaries knows or has reason to know that an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Change, a written statement of the chief financial officer of Borrower describing such ERISA Event and any action that is being taking with respect thereto by Borrower, any such Subsidiary or ERISA Affiliate, and any action taken or threatened by the IRS, Department of Labor, or PBGC. Borrower or such Subsidiary, as applicable, shall be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor, (ii) promptly, and in any event within three Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate with respect to such request, and
(iii) promptly, and in any event within three Business Days after receipt by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate, of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice.

        (b) Cause to be delivered to Bank, upon Bank's request, each of the following: (i) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of Borrower or its Subsidiaries; (ii) the most recent determination letter issued by the IRS with respect to each Benefit Plan; (iii) for the three most recent plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (iv) all actuarial reports prepared for the last three plan years for each Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Borrower or any ERISA Affiliate to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to Borrower or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Borrower or its Subsidiaries under any Retiree Health Plan.

   6.13 Leases. Pay when due all rents and other amounts payable under any leases to which Borrower is a party or by which Borrower's properties and assets are bound, unless such payments are the subject of a Permitted Protest. To the extent that Borrower fails timely to make payment of such rents and other amounts payable when due under its leases, Bank shall be entitled, in its Permitted Discretion, to reserve against the Maximum Revolving Amount an amount equal to such unpaid amounts.

   6.14 Environmental. Keep any property either owned or operated by Borrower free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Bank documentation of such compliance which Bank reasonably requests, (c) promptly notify Bank of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrower and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly provide Bank with written notice within 10 days of the receipt of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Borrower,
(ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against Borrower, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

   7. NEGATIVE COVENANTS. Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not without the prior written consent of the Bank, which consent may be withheld in Bank's Permitted Discretion, do any of the following:

   7.1 Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

        (a) Indebtedness evidenced by this Agreement and the other Loan Documents, together with outstanding Letters of Credit;

        (b) Indebtedness set forth on Schedule 5.16;

        (c) Indebtedness secured by Permitted Liens;

        (d) Indebtedness of not more than $1,500,000 in any fiscal year of Borrower which is secured by a purchase money security interest or in respect of capital leases; provided, however, that Indebtedness owing to an Affiliate of Bank shall not be included when calculating the total amount of outstanding Indebtedness subject to this subpart (d);

        (e) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Bank as those applicable to the refinanced Indebtedness; and

        (f) Guarantees permitted by Section 7.6.

   7.2 Liens. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under Section 7.1(e) and so long as the replacement Liens only encumber those assets or property that secured the original Indebtedness).

   7.3 Restrictions on Fundamental Changes. Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or reincorporate in a different jurisdiction or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its property or assets.

   7.4 Disposal of Assets. Other than Permitted Depositions, sell, lease, assign, transfer, or otherwise dispose of any of Borrower's properties or assets other than sales of Inventory to buyers in the ordinary course of Borrower's business as currently conducted.

   7.5 Change Name. Change Borrower's name, FEIN, corporate structure (within the meaning of the Code), or identity, or add any new fictitious name; provided, however, that Borrower may change its name upon at least 30 days prior written notice to Bank of such change and so long as at the time of such written notification to Bank, Borrower provides to Bank any financing statements, amendments to financing statements or fixture filings requested by Bank to perfect and to continue the perfection of Bank's security interest in the Collateral.

   7.6 Guarantee. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Bank.

   7.7 Nature of Business. Make any change in the principal nature of Borrower's business.

   7.8 Prepayments and Amendments.

        (a) Except in connection with a refinancing permitted by Section 7.1(e), prepay, redeem, retire, defease, purchase, or otherwise acquire any Indebtedness owing to any third Person, other than the Obligations in accordance with this Agreement, and

        (b) Except as permitted under Section 7.1(e), directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 7.1(b), (c), or (d).

   7.9 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

   7.10 Consignments. Except for the delivery of promotional Inventory in accordance with the historical business practices of Borrower, have outstanding consignments of Inventory or sales of Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale in excess, in the aggregate, of $750,000; provided, however, that the foregoing restriction shall not apply to (i) consignments of Inventory which are properly perfected under Section 9324 of the UCC and Borrower has delivered to Bank evidence satisfactorily to Bank, in its Permitted Discretion, that Borrower has properly perfected its rights in such Inventory under Section 9324 of the UCC, and (ii) consignments of Inventory to consignees located outside of the United States so long as the outstanding amount of such consigned Inventory does not, in the aggregate, cause Borrower to be in violation of Section 6.10.

   7.11 Distributions. Make distributions, redemptions or declare and pay dividends (in cash or other property, other than common Stock) on Borrower's Stock, of any class, whether now or hereafter outstanding.

   7.12 Accounting Methods. Modify or change its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Bank information regarding the Collateral or Borrower's financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Bank pursuant to or in accordance with this Agreement, and agrees that Bank, subject to the requirements under Section 6.3, may contact directly any such accounting firm or service bureau in order to obtain such information.

   7.13 Investments. Other than Permitted Investments, directly or indirectly make, acquire, or incur any Investments (including contingent obligations) in excess of $1,000,000 during any fiscal year of Borrower for or in connection with (a) the acquisition of the securities (whether debt or equity) of, or other interests in, a Person, (b) loans, advances, capital contributions, or transfers of property to a Person, or (c) the acquisition of all or substantially all of the properties or assets of a Person; provided, however, that Borrower shall not have Permitted Investments in excess of $1,000,000 outstanding at any one time unless Borrower, Bank and the applicable securities intermediary have entered into Control Agreements governing such Permitted Investments, as Bank shall determine in its Permitted Discretion, to perfect (and further establish) the Bank's Liens in such Permitted Investments.

   7.14 Transactions with Affiliates.  Other than the transaction listed on
Schedule 7.14, directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to Bank, and that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-Affiliate.

   7.15 Suspension. Suspend or go out of a substantial portion of its business.

   7.16 Deposit Accounts and Securities Accounts. Subject to Section 7.13, establish or maintain any DDA or Securities Account unless Bank shall have received a Control Agreement in respect of such DDA or Securities Account. Borrower may transfer assets out of any DDA or Securities Account for any purpose not prohibited by this Agreement; provided, however, that no such transfers shall be made by Borrower after the occurrence of an Event of Default and so long as it is continuing without the prior written consent of Bank. No Control Agreements shall be required in connection with any DDA maintained with Bank. Borrower agrees and acknowledges that all present and future DDAs maintained with Bank are included in the Collateral.

   7.17 Use of Proceeds. Use the proceeds of the Advances made hereunder for any purpose other than (i) on the Closing Date, (x) to refinance the purchase of the Acquisition Assets (as defined in the Purchase Agreement),
(y) to repay in full the outstanding principal, accrued interest, and accrued fees and expenses owing to Existing Lender, and (z) to pay transactional costs and expenses incurred in connection with this Agreement, and (ii) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes.

   7.18 Change in Location of Chief Executive Office; Inventory and Equipment with Bailees. Relocate its chief executive office to a new location without providing 30 days prior written notification thereof to Bank and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Bank's security interests and also provides to Bank a Collateral Access Agreement with respect to such new location. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party within the United States (subject to the restrictions set forth in Section 6.10) without Bank's prior written consent.

   7.19 No Prohibited Transactions Under ERISA.

Directly or indirectly:

        (a) engage, or permit any Subsidiary of Borrower to engage, in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

        (b) permit to exist with respect to any Benefit Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

        (c) fail, or permit any Subsidiary of Borrower to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

        (d) terminate, or permit any Subsidiary of Borrower to terminate, any Benefit Plan where such event would result in any liability of Borrower, any of its Subsidiaries or any ERISA Affiliate under Title IV of ERISA;

        (e) fail, or permit any Subsidiary of Borrower to fail, to make any required contribution or payment to any Multiemployer Plan;

        (f) fail, or permit any Subsidiary of Borrower to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment;

        (g) amend, or permit any Subsidiary of Borrower to amend, a Plan resulting in an increase in current liability for the plan year such that either of Borrower, any Subsidiary of Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC; or

        (h) withdraw, or permit any Subsidiary of Borrower to withdraw, from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA.

   7.20 Financial Covenants.

Fail to maintain:

        (a) Fixed Charge Coverage Ratio. A Fixed Charge Coverage Ratio of not less than 1.25:1.0, measured on a fiscal quarter-end basis;

        (b) Current Ratio. A Current Ratio of not less than of 2.0:1.0, measured on a fiscal quarter-end basis;

        (c) Leverage Ratio. A Leverage Ratio of not more than 2.25:1.00, measured on a fiscal quarter-end basis;

        (d) Tangible Net Worth. Tangible Net Worth of at least $19,050,000 from the Closing Date through the end of Borrower's current fiscal year, and increasing by $1,000,000 as of the first day of each subsequent fiscal year of Borrower during the term of this Agreement;

        (e) Liquidity. Cash and Cash Equivalents of not less than $8,000,000, measured on a fiscal quarter-end basis during the term of this Agreement; and

        (f) Profitability. Profitability for each fiscal year during the term of this Agreement of not less than $1.00.

8. EVENTS OF DEFAULT.

   8.1 Events of Default. Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this
Agreement:

        (a) If Borrower fails to pay within 5 days following the date when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Bank, reimbursement of Bank Expenses, or other amounts constituting Obligations);

        (b) If Borrower fails to (i) perform, keep, or observe any covenant or other provision contained in Sections 6.1, 6.2, 6.3, 6.5, 6.6, 6.12, and
6.13 of this Agreement and such failure or neglect continues for a period of 15 days after the date on which such failure or neglect first occurs, or
(ii) to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in any other Section of this Agreement (other than a Section that is expressly dealt with elsewhere in Section 8 of this Agreement), in any of the other Loan Documents, or in any other present or future agreement between Borrower and Bank.

        (c) If there is a Material Adverse Change;

        (d) If properties or assets of Borrower valued, in the aggregate, in excess of $500,000 are attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person and all of such assets of Borrower are not released from such attachment, seizure, writ, warrant, levy or possession within 10 days from the date thereof;

        (e) If an Insolvency Proceeding is commenced by Borrower;

        (f) If an Insolvency Proceeding is commenced against Borrower and any of the following events occur: (a) Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Bank shall be relieved of its obligation to extend credit hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower; or (e) an order for relief shall have been issued or entered therein;

        (g) If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs and such injunction, restraint or order is not dismissed within 10 days from the date first issued;

        (h) If a notice of Lien, levy, or assessment is filed of record with respect to any of Borrower's properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Borrower's properties or assets and the same is not paid on the payment date thereof and such Lien is not discharged within 10 days following the creation of such Lien;

        (i) If a single judgment or other claim exceeds $500,000 individually, or exceeds $1,000,000 in the aggregate with other judgments or liens, and becomes a Lien or encumbrance upon any portion of Borrower's properties or assets and such Lien is not discharged within 10 days following the creation of such Lien;

        (j) If there is a default in any agreement to which Borrower is a party with one or more third Persons which gives rise to a claim against Borrower in an amount greater than $500,000 individually, or $1,000,000 in the aggregate with other pending claims against Borrower, and such default
(a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of Borrower's obligations thereunder;

        (k) If Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

        (l) If any material misstatement or misrepresentation exists now or hereafter in any written warranty, representation, statement, Record, or report made to Bank by Borrower or any officer, employee, agent, or director of Borrower, or if any such warranty or representation is withdrawn;

        (m) If the obligation of any guarantor under its guaranty or other third Person under any Loan Document is limited or terminated by operation of law or by the guarantor or other third Person thereunder, or any such guarantor or other third Person becomes the subject of an Insolvency Proceeding; or

        (n) If a combination of events listed in subsection 8.1(d), (i) and
(j) occur involving claims, attachments and the like which, in the aggregate, exceed $1,000,000.

   8.2 No Advances During Cure Period. Upon the occurrence of any of the events described in Sections 8.1(d), (f), (g), (h), (i) and (n), Bank shall have the right to discontinue making any Advances during the cure period set forth in each of those Sections.

9. BANK'S RIGHTS AND REMEDIES.

   9.1 Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

        (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

        (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Bank;

        (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Bank, but without affecting Bank's rights and security interests in the Collateral and without affecting the Obligations;

        (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Bank considers advisable, and in such cases, Bank will credit Borrower's Loan Account with only the net amounts received by Bank in payment of such disputed Accounts after deducting all Bank Expenses incurred or expended in connection therewith;

        (e) Cause Borrower to hold all returned Inventory in trust for Bank, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of Bank;

        (f) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Bank considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Personal Property Collateral if Bank so requires, and to make the Personal Property Collateral available to Bank as Bank may reasonably designate. Borrower authorizes Bank to enter the premises where the Personal Property Collateral is located, to take and maintain possession of the Personal Property Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or Lien that in Bank's determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned or leased premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, for up to 120 days in order to exercise any of Bank's rights or remedies provided herein, at law, in equity, or otherwise;

        (g) Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

        (h) Hold, as cash collateral, any and all balances and deposits of Borrower held by Bank, to secure the full and final repayment of all of the Obligations;

        (i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Personal Property Collateral. Bank is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Personal Property Collateral, in completing production of, advertising for sale, and selling any Personal Property Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Bank's benefit;

        (j) Sell the Personal Property Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Bank determines is commercially reasonable. It is not necessary that the Personal Property Collateral be present at any such sale;

        (k) Bank shall give notice of the disposition of the Personal Property Collateral as follows:

        (i) Bank shall give Borrower and each holder of a security interest in the Personal Property Collateral who has filed not less than 20 days prior to the date Bank intends to give notice a financing statement with the appropriate governmental office, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Personal Property Collateral, then the time on or after which the private sale or other disposition is to be made;

        (ii) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least ten days before the date fixed for the sale, or at least ten days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Personal Property Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Borrower claiming an interest in the Personal Property Collateral shall be sent to such addresses as they have furnished to Bank;

        (l) Bank may sell Personal Property Collateral at a public or private sale without any representations or warranties, including, without limitation, warranties of merchantability or fitness for a particular purpose;

        (m) Bank may credit bid and purchase at any public sale; and

        (n) Any deficiency that exists after disposition of the Personal Property Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Bank to Borrower.

   9.2 Remedies Cumulative. Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it.

10. TAXES AND EXPENSES.
        If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Bank determines that such failure by Borrower would reasonably be expected to result in a Material Adverse Change, in its discretion and without prior notice to Borrower, Bank may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's Loan Account as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.8, and take any action with respect to such policies as Bank deems prudent. Any such amounts paid by Bank shall constitute Bank Expenses. Any such payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement. Bank need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11. WAIVERS; INDEMNIFICATION.

   11.1 Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

   11.2 Bank's Liability for Collateral. So long as Bank complies with its obligations, if any, under the Code or at law, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral;
(b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

   11.3 Indemnification. Borrower shall pay, indemnify, defend, and hold Bank, each Participant, and each of their respective officers, directors, employees, counsel, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with or as a result of or related to the execution, delivery, enforcement, performance, and administration of this Agreement and any other Loan Documents or the transactions contemplated herein, and with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). Borrower shall have no obligation to any Indemnified Person under this
Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations.

12. NOTICES.

        Unless otherwise specifically provided herein, all notices and service of any process shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service or United States mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if confirmed and if transmitted on a Business Day before 4:00 p.m. (Los Angeles time) or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, two days after delivery to such courier properly addressed; or (d) if by U.S. mail, four Business Days after depositing in the United States mail, with postage prepaid and properly addressed:

If to Borrower:         CALIFORNIA AMPLIFIER, INC.
            460 Calle San Pablo
            Camarillo, California  93012
            Attn:   Richard K. Vitelle, Chief Financial Officer
            Fax No.  805.482.4582

with copies to:         GIBSON, DUNN & CRUTCHER LLP
            333 South Grand Avenue
            Suite 4800
            Los Angeles, California 90071
            Attn:  Peter F. Zeigler, Esq.
            Fax No.  213.229.7520

If to Bank:         U.S. BANK NATIONAL ASSOCIATION
            15910 Ventura Boulevard
Encino, California  91436
            Attn:   Karen Brown, Senior Vice President and
                     David Peskin, Vice President
            Fax No.  818.789.3041

with copies to:         BUCHALTER, NEMER, FIELDS & YOUNGER
            601 South Figueroa Street
            Suite 2400
            Los Angeles, California 90017
            Attn:  William Schoenholz, Esq.
            Fax No.  213.896.0400

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

        THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, AT THE SOLE OPTION OF BANK, IN ANY OTHER COURT IN WHICH BANK SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF BORROWER AND BANK WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13. BORROWER AND BANK HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF BORROWER AND BANK REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14. DESTRUCTION OF BORROWER'S DOCUMENTS.
        All documents, schedules, invoices, agings, or other papers delivered to Bank may be destroyed or otherwise disposed of by Bank four months after they are delivered to or received by Bank, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

15. GENERAL PROVISIONS.

   15.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower and Bank.

   15.2 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Bank's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Bank shall release Borrower from its Obligations. Bank, with the prior written consent of the Borrower, may assign this Agreement and its rights and duties hereunder; provided however that the consent of the Borrower to any proposed assignment shall not be unreasonably withheld in connection with any proposed assignment to an Eligible Assignee; provided further however that the consent of the Borrower shall not be required if any such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of Bank. Bank reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Bank's rights and benefits hereunder. In connection with any such assignment or participation, Bank may disclose all documents and information which Bank now or hereafter may have relating to Borrower or Borrower's business. To the extent that Bank assigns its rights and obligations hereunder to a third Person, Bank thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third Person.

   15.3 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

   15.4 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Bank or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

   15.5 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

   15.6 Amendments in Writing. This Agreement can only be amended by a writing signed by both Bank and Borrower.

   15.7 Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The provisions of this Section 15.7 shall be applicable to, and shall be deemed incorporated by reference into, the other Loan Documents.

   15.8 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or any guarantor of the Obligations or the transfer by either or both of such parties to Bank of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Bank is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Bank is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Bank related thereto, the liability of Borrower or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

   15.9 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in Los Angeles, California.
                                          CALIFORNIA AMPLIFIER, INC.,
                                          a Delaware corporation

                                          By:   /s/ Richard K. Vitelle
                                              ___________________________
                                              Title: VP Finance & CFO


                                          U.S. BANK NATIONAL ASSOCIATION

                                          By:   /s/ David Peskin
                                              ___________________________
                                              Title: VP